Zion Oil & Gas, Inc.

Compensation Committee Charter

Committee's Purpose

The Compensation Committee ("Committee") is appointed by the Board of Directors ("Board") to assist the Board in discharging its responsibilities relating to: (i) compensation of the Company's directors and executives, (ii) equity based compensation plans, (iii) long-term management incentive plans and (iv) preparation of an annual report on executive compensation required by applicable rules and regulations of the Securities and Exchange Commission ("SEC") and other applicable regulatory bodies for inclusion in the Company's proxy statement. In addition the Committee shall oversee all of the Company's employee benefit and long-term incentive plans, including both equity based plans and plans based on interests in petroleum rights of the Company and production therefrom ("petroleum rights incentive plans")

Committee Membership

The Committee shall consist of three or more directors. Commencing on a date no later than the first anniversary of listing on NASDAQ or other national securities exchange ("Full Independence Date"), all members of the Committee shall be (i) "independent" as determined by the independence criteria of The NASDAQ Stock Market, Inc. ("NASDAQ") for non-audit committee members, (ii) "Non-Employee Directors" as defined in Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") and (iii) "outside directors" for purpose of Section 162(m) of the Internal Revenue Code ("Section 162(m)"). (Committee members meeting all referenced criteria, "Independent Members".) Prior to the Full Independence Date, no less than half of the members of the Committee shall be Independent Members.

Committee Composition

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified.

Unless a Chairman is elected by the full Board, the members of the Committee shall designate a Chair by majority vote of all Committee members.

Meetings and Procedures

The Committee shall meet as often as it deems necessary or appropriate to carry out its responsibilities, but no less than once a year prior to any commercial discovery on properties owned by the Company and semi-annually thereafter.

Meetings may be held in person or telephonically as needed to conduct the business of the Committee. A majority of the members of the Committee shall constitute a quorum for all purposes. The Committee may take action by the unanimous written consent of its members in the absence of a meeting.

Subject to the right of the Committee to meet in Executive Session at any time, the Chief Executive Officer of the Company ("CEO") shall be invited to attend all meetings of the Committee, except that he or she shall not participate in such portion of any meeting in which matters relating to his or her compensation, including the determination of the long-term incentive component of his or her compensation, are set or his or her performance is evaluated, except to extent that the Committee requests the participation of the CEO to review his or her performance and that of the Company during the relevant period prior to going into

Executive Session in connection with the matters before the Committee. The Committee will invite other members of management and such other persons whose presence the Committee believes to be necessary or appropriate to attend meetings and provide pertinent information, as necessary. The Chairman of the Committee shall set the agenda for all Committee meetings and determine and communicate to management the information needs of the Committee. The agenda, along with appropriate briefing materials, will be prepared and provided in advance of meetings to Committee members. Minutes will be prepared and the Committee will report to the Board the results of its meetings.

Delegation

The Committee may delegate any of its responsibilities to a subcommittee composed of at least two members of the Committee when it determines that such action is appropriate, provided that prior to the Full Independence Date at least one half of the members of any subcommittee are Independent Directors.

Authority

In discharging its responsibilities, the Committee is empowered to investigate any matter brought to its attention that is within the scope or otherwise relevant to its responsibilities, with requisite access to all books, records, facilities and personnel of the Company. To the extent it deems necessary to carry out its functions, the Committee shall have the authority to engage and obtain advice and assistance from advisors, including outside legal counsel, and retain and terminate any compensation consultant or consulting firm. The Committee shall receive adequate funding from the Company to engage such advisors and consultants.

Responsibilities

The responsibilities of the Committee are set forth below. The Committee is authorized to carry out these responsibilities and such other responsibilities as may be assigned to it by the Board from time to time, and take any actions reasonably related to the mandate of this Charter.

Compensation Arrangements

1. Review from time to time the Company's overall compensation philosophy.

2. Review from time to time the Company's stated compensation strategy to ensure that, within the context of the Company's compensation philosophy, management is rewarded appropriately for its contribution to Company growth, profitability and achievement of its mission and that the executive compensation strategy supports the Company's objectives and mission and shareholder interests.

3. Annually review, approve and communicate to the Board goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, including annual performance objectives.

4. Annually evaluate the CEO's and other executive officers' performance against those corporate goals and objectives, and recommend to the Board the compensation level for each such person based on this evaluation.

5. Review on a periodic basis the Company's executive compensation programs to determine whether they are properly coordinated and achieving their intended purposes and recommend any appropriate changes.

6. Review and recommend to the Board for approval new executive compensation programs (to the extent that the Committee believes that new programs are appropriate or desirable.)

7. Review and recommend to the Board for approval any changes in employee retirement benefit programs, and review broadly employee salary levels and ranges and employee fringe benefits.

8. Review, approve and recommend to the Board for approval all equity compensation plans of the Company, subject to the approval of the Company's shareholders (if and to the extent required).

9. Review and recommend to the Board for approval all changes in incentive compensation plans, including both petroleum rights incentive plans and equity-based compensation plans.

10.(a) With respect to executive officers, recommend to the Board the grant of awards of (i) shares, share options or other rights pursuant to the Company's equity based plans and (ii) interests in the Company's petroleum rights incentive plans, and

(b) with respect to employees and consultants of the Company other than executive officers, grant based on recommendation of, and following consultation with, management awards of (i) shares, share options or other rights pursuant to the Company's equity based plans and (ii) interests in the Company's petroleum rights incentive plans, in accordance with the terms of such plans as adopted by the Board and approved (if and to the extent necessary) by the shareholders.

Provided that nothing in clauses 1 - 10 above shall be deemed to grant the Committee the authority to take any action the effect of which would be to detract from the rights of any executive of the Company pursuant to any employment or retainer agreement a Letter of Intent with respect which was entered into between the Company and the executive prior to the date of adoption of this Charter.

Non-Management Directors

11. Annually review and recommend to the Board the form and amounts of compensation of members of the Board who are not members of the management of the Company ("Non-Management Directors"). Such compensation should fairly reflect the contributions of the Non-Management Directors to the performance of the Company and may include as appropriate: (a) an annual retainer; (b) additional compensation for service on committees of the Board (taking into consideration the nature and extent of the committee responsibilities), service as a committee chairperson, service as presiding director of executive sessions of the Board and meeting fees; and (c) stock, stock option or other type of equity-based compensation.

12. In conducting its review, the Committee shall periodically obtain a report on director compensation policies and practices of companies comparable to the Company.

Other

13. Monitor compliance by Company executives and plan trustees and governing bodies with the rules and guidelines of the Company's equity-based plans and petroleum rights incentive plans.

14. Prepare the report required by applicable rules and regulations of the SEC and other applicable regulatory bodies for inclusion in the Company's annual proxy statement.

15. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

16. Perform an annual performance evaluation of the Committee.